Exhibit 99.2

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES, INC. ANNOUNCES $25 MILLION INCREASE IN STOCK REPURCHASE
PROGRAM AND DECLARES QUARTERLY DIVIDEND
NEW ORLEANS, LA December 20, 2007...Stewart Enterprises, Inc. (Nasdaq GS: STEI) announced today that its Board of Directors has approved a $25 million increase in its current stock repurchase program. In September 2007, the Board of Directors approved a stock repurchase program of $25 million. As of December 20, 2007, the Company had repurchased 1.4 million shares at an average price of $8.14. After considering the additional authorization, the Company has approximately $38.6 million still available under this program.
The Company has approximately 97.0 million common shares outstanding, of which approximately 93.4 million are Class A shares and 3.6 million are Class B shares. The repurchases will be limited to the Company’s Class A common stock and will be made in the open market or in privately negotiated transactions at such times and in such amounts as management deems appropriate, depending upon market conditions and other factors.
Also today, the Company reported that its Board of Directors has declared a quarterly cash dividend of $0.025 per share of common stock. The dividend is payable on January 30, 2008 to holders of record of Class A and Class B Common Stock as of the close of business on January 16, 2008.
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 220 funeral homes and 139 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.